EXCLUSIVE LICENSE AGREEMENT

              for Sanguine Corporation Technologies


                             PHER-02
 Oxygen-Carrying Synthetic Substitute for Human Red Blood Cells
     U.S. Patent Pending, Assigned Serial Number 08/230,672
                   All Derivatives of PHER-02






                         TABLE OF CONTENTS

RECITALS
ARTICLES:
I                    DEFINITIONS
II                   GRANT
III                  OBLIGATIONS OF LICENSEE
IV                   OBLIGATIONS OF LICESOR
V                    PAYMENTS
VI                   REPORTS AND RECORDS
VII                  MAINTENANCE OF PATENT
VIII                 INFRINGEMENT
IX                   LICENSOR REPRESENTATIONS AND WARRANTIES
X                    INDEMNIFICATION, PRODUCT LIABILITY
XI                   USE OF NAMES
XII                  ASSIGNMENT AND SUB-LICENSES
XIII                 TERMINATION
XIV                  PAYMENTS, NOTICES AND OTHER COMMUNICATIONS
XV                   MISCELLANEOUS PROVISIONS

     This Agreement is effective as of February 15, 2002 (the "Effective Date"), and is made by and between Sanguine Corporation (OTC:BB SGNC), a Nevada corporation, with principal offices at 101 East Green Street, Suite 11, Pasadena, California 91105, along with all affiliates and successors (hereinafter referred to as "LICENSOR"), and Ascendiant-Asia, L.L.C., a Nevada limited liability corporation, with principal offices at 18881 Von Karman, Suite 1630, Irvine, California 92612, or Assignee (hereinafter referred to as "LICENSEE"), collectively hereinafter referred to as the "PARTIES."


                            RECITALS

     WHEREAS, LICENSOR has developed, acquired, possesses and owns all proprietary, formula, technological and intellectual property rights to a certain oxygen-carrying synthetic substitute for human red blood cells, currently named and known as, PHER-02 (U.S. patent application assigned serial number 08/230,672), along with all derivative formulas, products and processes existing now or in the future (hereinafter referred to in its entirety, inclusive of all future derivatives, as, "PHER-02"). LICENSOR possesses all rights to license PHER-02 for any and all purposes LICENSOR determines or deems desirable.

     WHEREAS, LICENSEE believes it has the capability and means, either directly or through joint business endeavors and/or sub-licenses, to test, manufacture, market, distribute, and sell PHER-02, Licensed Products and Licensed Processes in and to the geographical territory containing the continents of Asia and Southeast Asia, and all countries, republics and territories therein, inclusive without limitation the People's Republic of China, (hereinafter referred to as "PRC," and defined herein to include any and all parts of China inclusive of Taiwan, Hong Kong, Hainan and Macao), North Korea, Vietnam, Cambodia, Laos, Thailand, Burma, Mongolia, Malaysia, Singapore, and Indonesia (all such geographic territory described herein this paragraph shall be hereinafter collectively referred to as "ASIA")

     WHEREAS, LICENSOR desires to grant to LICENSEE an exclusive license for all proprietary, formula, developmental, technological, intellectual property and patent rights of PHER-02, Licensed Products and Licensed Processes for any and all uses, inclusive without limitation all medical, commercial, industrial, scientific, and/or agricultural uses and to use, test, manufacture, make, have made, market, distribute, sell and obtain profit from, for and/or within, ASIA. (hereinafter referred to as the "LICENSE," or "LICENSE RIGHTS"). LICENSEE desires to take possession of such LICENSE RIGHTS from LICENSOR pursuant to the terms and duration of this Agreement. Accordingly, the PARTIES, each of them, desire to enter into this Agreement as of the date first written herein for the duration herein provided, and to be bound hereunder to the following terms.


                             AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties hereto agree as follows:

                      ARTICLE I - DEFINITIONS

     For the purpose of this Agreement, the following words and phrases shall have the following meanings:

     1.1 "Affiliate" shall mean any person, firm, corporation or other entity controlling, controlled by, or under common control with a PARTY hereto. The term "control" wherever used throughout this Agreement shall mean ownership, directly or indirectly, of more than 50% of the equity capital. Other than LICENSEE, any corporation, company, partnership, joint venture, firm, individual or other entity which does not come within this definition shall be a "Non-Affiliate".

     1.2  "Effective Date" is defined above.

     1.3  "Grant" is defined in Section 2.1 below.

     1.4  "LICENSEE" shall mean Ascendiant-Asia, L.L.C., or its Assignee.

     1.5 "Licensed Process" shall mean any process which is covered in whole or in part by this Agreement, Section 1.6 herein, or an issued, unexpired claim or a pending claim contained in the Patent Rights in any country in which such process is practiced.

     1.6 "Licensed Product" shall mean PHER-02, as defined in the Recitals Section above (and hereby incorporated into this definition) along with any process or product, or part thereof, developed by or on behalf of LICENSOR, which:

          (a) is covered in whole or in part by this Agreement or an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any product is made, used or sold; or

          (b) is manufactured by using a process which is covered in whole or in part by this Agreement or an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any such process is used or in which any such product is used or sold.

          (c) is developed at any time by, or through, the incremental or accumulated expertise, knowledge, or efforts of LICENSOR, its researchers, chemists, scientists, principals, affiliates, or Thomas Drees, Ph.D.

     1.7 "Unit Produced" shall mean any production process or manufacturing method resulting in a complete or finished batch of the Licensed Product, containing a unit portion of 200 milliliters, which is ready for commercial use. "Commercial use" is hereby defined to include any usage of a Unit Produced, which has been designed for, or intended to be used in, any purpose that results in financial gain or economic commerce to any party or entity, whether or not such party or entity is a party to this Agreement.

     1.8 "Patent Rights" shall mean all of the following LICENSOR intellectual property:

          (a)  the United States patent application entitled "PFC
               Emulsions", filed in the United States Patent Office on April 21, 1994, and assigned Serial Number 08/230,672, and all foreign patent applications based on this U.S.
               application;

          (b) the European patent application entitled "____________", filed in the on ________________, and assigned Serial Number ________________, and all foreign patent applications based on this European application;

          (c) United States and foreign patents issued from these applications, and divisionals and continuations of these applications;

          (d)  claims of U.S. and foreign continuation-in-part
               applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. patent applications Serial Number ______________, and
               _______________.

          (e)  any reissues or re-examinations of patents described in (a),
               (b), (c), and (d) above.

     1.9 "Sublicense" shall mean the right to make, use or sell Licensed Products or Licensed Processes, or possess LICENSE RIGHTS pursuant to Article XII below.

                        ARTICLE II - GRANT

     2.1 LICENSOR hereby grants to LICENSEE an exclusive license for, including the right to sub-license pursuant to Article XII below, PHER-02, the Licensed Products, Licensed Processes and all proprietary, formula, developmental, technological, intellectual property and patent rights, and all other applications of PHER-02, Licensed Products, or Licensed Processes, for any and all uses, inclusive without limitation all medical, commercial, industrial, scientific, and/or agricultural uses, and to use, test, manufacture, make, have made, market, distribute, sell and derive profit from, for and/or within, ASIA. (hereinafter, the "Grant" of "LICENSE," or "LICENSE RIGHTS"). Pursuant to such Grant of LICENSE, and upon the execution of this Agreement, LICENSOR shall cause a complete transfer of the PHER-02 technologies, formulas, development techniques, processes, methods and procedures of production, trade secrets, and all other information necessary to develop, manufacture and produce PHER-02. Such Grant is in effect until the end of the last to expire patent of the Patent Rights or until this Agreement shall expire or be terminated, as hereinafter provided, whichever is first to occur.

     2.2 In order to maintain and preserve the LICENSE and LICENSE RIGHTS granted hereunder, LICENSEE and all sub-licensees agree to certain minimum levels of annual production of the Licensed Products (hereinafter, the "Minimum Production") which, in the aggregate, results in Units Produced equaling or exceeding the following amounts:

     * 500,000 Units Produced by the end of the first twelve months after commercial production of any Licensed Products begins. Commencement of production shall occur after LICENSEE or sub-licensee shall have completed, to their sole satisfaction, all clinical tests, studies and trials as defined in Section 3.2 herein this Agreement.
     * 1,000,000 Units Produced by the end of the second twelve months after production of any Licensed Products begins.
     *  1,000,000 Units Produced by the end of each year thereafter.

     If LICENSEE fails to achieve the Minimum Production, then, in order to avoid a default under this Agreement, LICENSEE shall consent to pay a royalty to LICENSOR as if such Minimum Production levels were reached (hereinafter, the "Make-up Royalties"). Such make-up Royalties are payable pursuant to the payment terms of Article V herein this Agreement, and shall be due at the end of each twelve month period as delineated above. Should such Minimum Production not be reached and LICENSEE fails to pay Make-up Royalties to LICENSOR when due as provided for herein this paragraph, then, LICENSOR shall have to right to terminate this Agreement pursuant to Section 13.2 of this Agreement.

     2.3 This Agreement and the Grant of LICENSE and LICENSE RIGHTS granted herein shall exist for a term of twenty-five (25) years commencing from the date of this Agreement. This Agreement along with the Grant of LICENSE and LICENSE RIGHTS granted shall automatically renew and extend for an additional ten (10) years after the expiration of the original term, subject to, (i) all terms of this Agreement as of the time of the original term's expiration date, are then current and not in default, and, (ii) this Agreement has not been earlier terminated. Except for any provision for a renewal or extension of term, all other provisions of this Agreement shall survive and be in effect for any renewed or extended term.

     2.4 Notwithstanding any other provisions of this Agreement, it is agreed that nothing in this Agreement is to be construed to be a granting of a LICENSE or LICENSE RIGHTS outside of ASIA.

     2.5 For the purpose of distribution outside of ASIA, should LICENSOR, at any time within the duration of this Agreement, elect to manufacture PHER-02, the Licensed Product, or Licensed Processes, in whole or in part, at manufacturing facilities located within ASIA, or cause or contract such manufacturing with or through the efforts or joint-efforts of any party or entity, or subsidiary of same, that is domiciled or conducting business directly or indirectly in ASIA, then LICENSEE shall have first rights, under similar terms, to any business contracts, orders or agreements to manufacture such products for hire, and on behalf of, LICENSOR. LICENSEE shall be granted equal time for its due diligence and determination of interest to manufacture products on behalf of LICENSOR for distribution outside of ASIA as that granted to all other prospective parties or entities as described herein this paragraph. LICENSEE's decision of whether or not to accept such manufacturing contract or agreement shall be made in writing and delivered to LICENSOR pursuant to Article XIV herein.

     2.6 LICENSEE hereby agrees that every sublicensing agreement to which it shall be a party, and which shall relate to the rights, privileges and LICENSE granted hereunder, shall not be made for any duration beyond the date of this Agreement's expiration, including all periods of extension.

     2.7 The LICENSE granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology not included in PHER-02, the Licensed Product, Licensed Process, or this Agreement.

               ARTICLE III - OBLIGATIONS OF LICENSEE

     In addition to all other obligations of LICENSEE contained herein this Agreement, LICENSOR pledges the following:

     3.1 LICENSEE and its sub-licensees shall use their best efforts to bring Licensed Products or Licensed Processes to market through a diligent program for the exploitation of the LICENSE and LICENSE RIGHTS granted herein the Agreement.

     3.2 This Agreement expressly contemplates that any clinical studies, tests or trials shall, with all reasonable efforts, be performed diligently and within the standards, protocols, and facilities, acceptable under then existing requirements established for such clinical studies, tests or trials by the United States Food and Drug Administration. LICENSEE agrees that any data derived from such clinical studies, tests or trials shall be delivered to LICENSOR for their unrestricted use. At all times during the term of this agreement, LICENSOR shall have the right to inspect all test, trial and manufacturing facilities involving or attributable to PHER-02. Additionally at all times during the term of this agreement and for up to five years thereafter, LICENSOR shall possess the right to gather, review, and otherwise be privy to, all information and data derived from or involving the clinical studies, testing, trials and manufacturing of PHER-02.

               ARTICLE IV - OBLIGATIONS OF LICENSOR

     In addition to all other obligations of LICENSOR contained herein this Agreement, LICENSOR pledges to endeavor to develop new and derivative formulas, products and processes associated with, or derived from, PHER-02, the Licensed Products, and Licensed Processes, and to continue all necessary efforts of research and development for improvements, enhancements and derivatives to PHER-02, the Licensed Products and Licensed Processes, each of which upon its development, LICENSOR hereby agrees shall be added to the LICENSE and LICENSE RIGHTS granted hereunder this Agreement and become subject to all terms and provisions therein.

                       ARTICLE V - PAYMENTS

     5.1 For the rights, privileges and licenses granted hereunder, LICENSEE shall pay to the LICENSOR, in the manner hereinafter provided, until the end of the last to expire patent of the Patent Rights or until this Agreement shall expire, or otherwise be terminated, as hereinafter provided, whichever occurs first:

     a royalty in a minimum amount equal to FIVE U.S. Dollars ($5.00) for each and every 200 milliliter commercial Unit Produced by LICENSEE or any Affiliate or sub-licensee of PHER-02 or the Licensed Products or Licensed Processes. Such royalty shall be paid quarterly, within thirty
     (30) days from the end of each calendar quarter.

     5.2 The obligation to pay royalties under this Article shall be imposed only once with respect to the same Unit Produced regardless of the number of valid patent claims of the Patent Rights that cover the same.

     5.3 Royalty payments shall be paid in United States dollars at such place as LICENSOR may reasonably designate consistent with the laws and regulations controlling in any foreign country, but not in any other currency. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Bank of America on the last business day of the calendar quarterly reporting period to which such royalty payments relate.


                 ARTICLE VI - REPORTS AND RECORDS

     6.1 LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to LICENSOR hereunder. Said books of account shall be kept at LICENSEE's principal place of business . Not more often than once each year during the term of this Agreement, upon receipt of thirty (30) days prior written notice, LICENSEE shall allow LICENSOR or its agents to inspect such books and records for the purpose of verifying LICENSEE's royalty statement or compliance in other respects with this Agreement.

     6.2  LICENSEE, within forty-five (45) days after June 30 and December
31 of each year, shall deliver to LICENSOR true and accurate reports, giving such particulars of the business conducted by LICENSEE and its sub-licensees during the preceding six-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following, to be itemized per Licensed Product and Licensed Process:

          (a) number of Licensed Products and Licensed Processes commercially produced by, or for, LICENSEE and sub-licensees;
          (b) amount due to LICENSOR from Licensed Products and Licensed Processes commercially produced;
          (c)  total royalties due.

     6.3 With each such report submitted, LICENSEE shall pay to LICENSOR the royalties due and payable under this Agreement. If no royalties shall be due, LICENSEE shall so report.

      6.4 LICENSOR shall keep all reports statements provided by LICENSEE under this Article confidential.

                ARTICLE VII - MAINTENANCE OF PATENT

     LICENSOR, at its sole expense, shall diligently prosecute and maintain the Patent Rights using counsel of its choice. LICENSOR shall provide LICENSEE with copies of all relevant documentation so that LICENSEE may be informed and appraised of the continuing maintenance and prosecution of the Patent Rights, and LICENSEE agrees to keep this documentation confidential.

                    ARTICLE VIII - INFRINGEMENT

     8.1 LICENSOR, as owner of the Patent Rights, pledges to control and be responsible for all activities related to enforcing the Patent Rights. LICENSEE as the exclusive user of the Patent Rights pursuant to the licensed zone of ASIA, granted by this Agreement, shall assume primary responsibility for enforcing the Patent Rights within ASIA. In exercising these responsibilities, the PARTIES shall promptly contact alleged third party infringers within the scope of their respective obligations and take all reasonable steps to persuade such third parties to desist from infringing the Patent Rights, including initiating and prosecuting an infringement action if necessary, or defending a challenge to the validity of the Patent Rights.
Each PARTY also shall notify the other PARTY of each instance of alleged infringement and shall keep each PARTY informed of all stages of Patent Rights enforcement. All costs of any action to enforce the Patent Rights taken by a PARTY shall be borne by same and may keep any recovery of damages derived therefrom. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of LICENSOR, which consent shall not unreasonably be withheld.

     8.2 In any infringement suit that either party may institute to enforce the Patent Rights against third PARTIES pursuant to this Agreement, the other PARTY hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

     8.3 Each PARTY shall promptly notify the other in writing in the event that a third party shall bring a claim of infringement against LICENSOR or LICENSEE, either in the United States or in any foreign country in which there are Patent Rights. If the alleged infringement is so substantial as to threaten the competitive position of LICENSEE and/or LICENSEE is temporarily enjoined from exercise of its license hereunder, and if LICENSOR elects not to defend against such claim, then LICENSEE may in its own name and at its sole expense defend such claim and may compromise, settle or otherwise pursue such defense in such a manner and on such terms as LICENSEE shall see fit. LICENSOR, at its own expense and through counsel of its selection may become a party to such defense and/or settlement and compromise. In any event, LICENSOR shall have the right to defend, at its own expense, any such third party claim or action, and, except for the licensed zone of ASIA, to settle or compromise the same in such manner as its shall see fit. LICENSEE may participate in such litigation or claim on its behalf at its own expense. LICENSEE shall have the right to determine the terms of any settlement, compromise or final determination of claim or suit, which, in any way, involves the licensed zone of ASIA, No terms of such settlement, compromise or final determination of a claim or suit involving the licensed zone of ASIA shall conflict with any material provisions of this Agreement without the express written consent of LICENSOR.

       ARTICLE IX - LICENSOR REPRESENTATIONS AND WARRANTIES

     LICENSOR hereby represents and warrants that it is the rightful owner of all technologies, formulas and Patent Rights pertaining to this Agreement and validly holds, such ownership and rights, and possesses the power and authority to Grant such LICENSE and LICENSE RIGHTS to LICENSEE, and to transfer all technologies pertaining therein, and to enter into this Agreement with the power and authority to confer all rights pledged and perform obligations made thereto.

          ARTICLE X - INDEMNIFICATION, PRODUCT LIABILITY

     LICENSEE and LICENSOR shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold each other, along with their respective officers, directors, members, employees and affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of, or injury to, any person or persons, or out of any damage to property, and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from each Party's respective production, manufacture, sale, use, lease, consumption or advertisement of PHER-02, Licensed Products, Licensed Processes, or arising from any other obligation incurred by either PARTY borne from its own actions or otherwise not applicable to this Agreement hereunder.

                     ARTICLE XI - USE OF NAMES

     LICENSEE shall not use the name of Sanguine Corporation, nor any of its employees, nor any adaptation thereof, nor any symbol or mark of Sanguine Corporation, in any advertising, promotional or sales literature, or for any other commercial purpose, without prior written consent obtained from LICENSOR in each case, except that LICENSEE may state that it is licensed by LICENSOR under one or more of the patents and/or applications pertinent to this Agreement. Notwithstanding the foregoing, LICENSEE shall possess all rights, in all manners, including without limitation for all commercial, promotional, technical or advertising purposes, to use the name, PHER-02, and any other names associated with, or attributed to, any products, technologies, or processes applicable to this Agreement. Such rights of use shall not require LICENSOR's prior consent before LICENSEE'S use.

             ARTICLE XII - ASSIGNMENT and SUB-LICENSE

     12.1 This Agreement may be assigned by LICENSEE, in whole or part, at LICENSEE's sole discretion to any Affiliate, as defined in Article I, without the requirement of prior consent from LICENSOR, so long as assignee agrees to be bound by the applicable terms and conditions of this Agreement and assumes such terms and conditions in writing with a copy of same delivered to LICENSOR.

     12.2 LICENSOR hereby grants LICENSEE any and all rights and authority to sub-license LICENSE RIGHTS of PHER-02, Licensed Products, Licensed Processes, in whole or in part, at LICENSEE's sole discretion to the Livzon Pharmaceutical Group, Inc., of Quangdong Province, China, a Shanghai listed public company. Notwithstanding the foregoing, this Agreement may be assigned by LICENSEE, in whole or part, to another party or parties of LICENSEE's determination with the requirement of prior consent from LICENSOR. Such consent from LICENSOR shall not be unreasonably withheld. All rights granted to LICENSEE under the terms of this Agreement shall be conferred to all sub-licensees.

     12.3 LICENSEE agrees that any sublicenses granted by it shall provide that the obligations to LICENSOR of Articles VIII, X, and XI of this Agreement shall be binding upon the sub-licensee as if it were a party to this Agreement. LICENSEE further agrees to attach copies of these sections and articles to any sub-license agreements.

                    ARTICLE XIII - TERMINATION

     13.1 LICENSOR may terminate this Agreement if LICENSEE becomes insolvent or, a petition in bankruptcy is filed against LICENSEE and is consented to, acquiesced in or remains undismissed for one hundred twenty
(120) days; or makes a general assignment for the benefit of creditors, or a receiver is appointed for LICENSEE, and LICENSEE does not return to solvency before the expiration of a one hundred twenty (120) day period.

     13.2 Should LICENSEE fail to pay LICENSOR royalties due and payable hereunder resulting in such amounts becoming past due for more than sixty (60) days, LICENSOR shall have the right to terminate this Agreement pursuant to the provisions of Section 13.3 below. Upon the expiration of the ninety (90) day period as provided in Section 13.3 below, if LICENSEE shall not have paid all such royalties then due and payable, the rights, privileges and license granted hereunder shall terminate, unless LICENSEE's failure to pay arises from a bona fide dispute concerning royalties due, in which case either of the parties may elect to pursue the alternative disputes resolution provided by
Section 13.6 below.

     13.3 Upon any material breach of this Agreement by LICENSEE, other than those occurrences set out in Sections 13.1 and 13.2, LICENSOR shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by ninety (90) days' notice to LICENSEE. Such termination shall become effective unless LICENSEE shall have cured any such breach prior to the expiration of the ninety (90) day period.

     13.4 LICENSEE shall be entitled to terminate this Agreement upon ninety
(90) days advance written notice to LICENSOR, in the event of LICENSOR'S material breach of any of the provisions of this Agreement, which breach is not cured (if capable of being cured) within such ninety (90) day notice period. Upon delivering such notice of termination pursuant to this Section 13.4, LICENSEE may withhold any royalties or funds which may be due, but not yet paid, to LICENSOR until final determination, adjudication, award of judgement, or settlement of any damages incurred by LICENSEE as a result of such material breach by LICENSOR. LICENSEE may, at its sole determination, draw from such funds, as an offset against any damage award, settlement, or judgement received by LICENSEE at any time after such award, settlement, or
judgement has been determined.   LICENSEE shall accrue funds payable to
LICENSOR during the funds withholding period for the account of LICENSOR. After any offset by LICENSEE is made against such funds, the balance of all funds accrued shall be thereafter paid to LICENSOR.

     13.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either PARTY from any obligation that matured prior to the effective date of such termination. Notwithstanding the foregoing, however, LICENSEE shall have the right for eighteen (18) months thereafter to dispose of all Licensed Products then in its, or sub-licensee's inventory, and shall pay royalties thereon, in accordance with the provisions of this Agreement, as though this Agreement had not terminated.

     13.6 Other than any claim arising from LICENSEE's failure to pay royalties due under this contract, any controversy or bonafide disputed claim arising between the PARTIES to this Agreement, which dispute cannot be resolved by mutual agreement shall, by the election of either PARTY, be resolved by submitting to binding arbitration for dispute resolution before an independent, accredited arbitrator under the rules and regulations then in effect of the American Arbitration Association, selected by mutual agreement within thirty (30) days of written request by either PARTY. Said dispute resolution shall be held in the county of Los Angeles, California or at such other place as shall be mutually agreed upon in writing by the PARTIES. All determinations of the arbitrator, including which Party shall bear the cost of such arbitration, subject to rules of appeal under the guidelines established by the American Arbitration Association, shall be binding upon the PARTIES.

     ARTICLE XIV - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

     Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the second business day following the date of mailing if sent to the receiving party by express or certified first class mail, postage prepaid, addressed to the receiving party at their address below or as they shall designate by written notice given to the other party:

     In the case of LICENSOR :

          Sanguine Corporation
          101 East Green Street, Suite 11
          Pasadena, CA 91105
          Attn:  Thomas C. Drees, Ph.D.

     In the case of LICENSEE:

          Ascendiant - Asia, L.L.C.
          18881 Von Karman, Suite 1630
          Irvine, CA 92612
          Attn:  Mark Bergendahl

     With copies to:
          Lynne Bolduc, Esq.
          c/o Oswald & Yap
          16148 Sand Canyon
          Irvine, CA 92618

               ARTICLE XV - MISCELLANEOUS PROVISIONS

     15.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of California, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

     15.2 The PARTIES hereto agree that neither PARTY is restricted from conducting any and all other lawful business which is not expressly related to this Agreement, including without limitation to entering into other license agreements with other parties, or in any other manner, and with any other party, or entity that each PARTY deems desirable, whether or not such party or entity may possess similar capabilities or products to the PARTIES herein, and may do so without fear or implication of a conflict to this Agreement.

     15.3 The PARTIES hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the PARTIES hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

     15.4 The provisions of this Agreement are severable. In the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

     15.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

     15.6 This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be an original and all such counterparts shall together constitute but one and the same agreement.

     15.7 This Agreement along with all its terms shall be construed to include the Parties' respective heirs, representatives, subsidiaries, merged or acquired entities, successors, subsequent LICENSE, LICENSE RIGHTS, Patent Rights holders, owners and/or assigns.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals and duly executed this Agreement the day and year set forth below.


SANGUINE CORPORATION (SGNC)



By /s/Thomas C. Drees                  Date February 15, 2002
     Thomas C. Drees, Ph.D.,
     Chairman & CEO

                 ** ADDITIONAL SIGNATURES FOLLOW**




Attest /s/Anthony G. Gargreaves        Date February 15, 2002
          Anthony G. Hargreaves,
          Secretary, Sanguine Corporation




ASCENDIANT - ASIA, L.L.C.



By /s/ Mark Bergendahl                 Date February 15, 2002
     Mark Bergendahl,
     President & Managing Director